LIMITED LIABILITY COMPANY AGREEMENT

OF BRAN URBAN GROWTH FUND, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF BRAN URBAN GROWTH FUND (the “Company”) is dated as of December 7, 2021.

WHEREAS, the Company was formed on December 7, 2021 pursuant to, and in accordance with, Title 3 Chapter 101 et. Seq., of the Texas Business Organizations Code (“TBOC”) as amended from time to time (the “Act”), by Justin Guiney, Esq., who filed the Certificate of Formation of the Company with the Secretary of State of the State of Texas; and

WHEREAS, the Managing Member and any Initial Members hereby adopt and ratify the Certificate of Formation, as amended, and all acts taken by the authorized person in connection therewith;

NOW THEREFORE, Managing Member and the Members hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition Expenses” means in respect of each any Offering (defined herein below) or property to be acquired by the Company, the following fees, costs and expenses allocable to such Offering or property and incurred in connection with the evaluation, discovery, investigation, development and acquisition of a property, including brokerage and sales fees and commissions (but excluding any Brokerage Fee), appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees and interest technology costs, photography and videography expenses in order to prepare the profile for any property to be accessible to investors via an online platform and any blue sky filings required in order for such Offering to be made available to Members in certain states (unless borne by the Managing Member, as determined in its sole discretion) and similar costs and expenses incurred in connection with the evaluation, discovery, investigation and acquisition of a property.

“Additional Member” means a Person admitted as a Member of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Ownership Limit” means, for all investors other than the Managing Member, the greater of (a) 9.9% of the aggregate Outstanding Interests of the Company, or (b) such other percentage set forth herein, unless such Aggregate Ownership Limit is otherwise waived by the Managing Member in its sole discretion.

“Agreement” has the meaning assigned to such term in the preamble.

“Beneficial Ownership” shall mean ownership of Interests in the Company by a Person, whether the Interests are held directly or indirectly (including by a nominee), consistent with Subchapter J, Section 101.451(3) of the TBOC.

“Broker” means any SEC registered and FINRA member broker-dealer who has been appointed by the Company (and as the Managing Member may select in its reasonable discretion) and specified in any engagement agreement to provide execution and other services relating to an Offering to the Company, or its successors from time to time, or any other broker in connection with any Offering.

“Brokerage Fee” means the fee payable to any Broker for the purchase by any Person of Interests in an Offering equal to an amount agreed between the Managing Member and a broker-dealer from time to time and specified in any engagement agreement for such Offering.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is open for at least 4 hours, under its normal scheduling procedures.

“Capital Account” means a capital account established and maintained for each Member.

“Capital Contribution” means with respect to any Member, the amount of cash and the initial Gross Asset Value of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, reduced by the amount of any liability assumed by the Company relating to such property and any liability to which such property is subject.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Texas by Justin Guiney on December 7, 2021, with the file number 804338928.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Company” is Bran Urban Growth Fund, LL.

“Dead Deal Costs” means all fees, costs and expenses incurred in connection with any property proposals pursued by the Company or the Managing Member that do not proceed to completion.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses and Liabilities” has the meaning assigned to such term in Section 5.5(a).

“Free Cash Flow” means any available cash for distribution generated from the net income received by a Company, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (I) any change in the net working capital (ii) any amortization to the relevant Property (as shown on the income statement of such property), (iii) any depreciation and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Company, (b) any other liabilities or obligations of the Company, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a property or the Company, all costs and expenses incidental to such termination and winding as allocated in accordance with Section 6.4.

“Form of Adherence” means, with respect to the Initial Offering or Subsequent Offering, a subscription agreement or other agreement substantially in the form appended to the Offering Document pursuant to which a Member agrees to adhere to the terms of this Agreement or, in respect of a Transfer, a form of adherence or instrument of Transfer, each in a form satisfactory to the Managing Member from time to time, pursuant to which a Substitute Member agrees to adhere to the terms of this Agreement.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Gross Asset Value” means, with respect to any asset contributed by a Member to the Company, the gross fair market value of such asset as determined by the Board of Directors.

“Indemnified Person” means (a) any Person who is or was an Officer of the Company, (b) any Person who is or was a Managing Member or Liquidator, together with its officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors, (c) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, that, except to the extent otherwise set forth in a written agreement between such Person and the Company, a Person shall not be an Indemnified Person by reason of providing, on a fee for services basis, trustee, fiduciary, administrative or custodial services, and (d) any Person the Managing Member designates as an Indemnified Person for purposes of this Agreement.

“Individual Aggregate 12-Month Investment Limit” means, with respect to any individual holder who is not qualified as an accredited investor, in any trailing twelve-month period, 10% of the greater of such holder’s annual income or net worth or, with respect to any entity, 10% of the greater of such holder’s annual revenue or net assets at fiscal year-end.

“Initial Member(s)” means the Person(s) identified as the Initial Member(s) associated therewith.

“Initial Date” shall mean the date of the closing of the Initial Offering of the Company.

“Initial Directors” shall mean Christopher Bran, Jeremy Bran, Kyle Webb and Mark Taylor who shall serve for a minimum term of three years. After the Company commences substantial operations the Officers of the Company, by a majority vote, may expand the Board to up to 13 members. Once the board is expanded, the terms of the directors will be staggered so that not more than 40% of directors’ terms expire in any one year, excluding resignations. The Initial Directors shall receive compensation that is established by the Managing Member and may not be diminished during any Director’s term.

“Initial Offering” means the first offering and issuance of Interests of the Company, other than the issuance to the Initial Member.

“Interests” means an interest issued by the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement (Section 3.2(a)) and the TBOC. Capital contributed is an interest in the company evidenced by the amount of capital in such Capital Account. An Interest is a Share of Company Stock.

“Interest Designation” has the meaning ascribed in Section 3.3(f).

“Interest Ownership Limit” shall mean not more than 9.9 percent (in value or in number of Interests, whichever is more restrictive) of the aggregate of the Outstanding Interests, or such other percentage determined by the Managing Member in accordance with Section 4.5.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Liquidator” means one or more Persons selected by the Managing Member to perform the functions described in Section 11.2 as liquidating trustee of the Company, as applicable, within the meaning of the TBOC.

“Managing Member” means, as the context requires, the managing member of the Company.

“Market Value” means the total capitalization (including any debt) used for the acquisition of a Property including costs and expenses associated with acquiring and/or renovating a Property.

“Member” means each member of the Company including, unless the context otherwise requires, the Initial Member, the Managing Member, each Member (as the context requires), each Substitute Member and each Additional Member. (A member has the same meaning as “Shareholder.”)

“National Securities Exchange” means an exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Net Asset Value” means the total value of all the assets of the Company (including cash) minus the debts of the Company. This will be computed on an annual basis in September of each year by the Board of Directors, after consulting with any real estate professionals to assist in this calculation.

“Offering” means the offering or issuance of Interests of the Company other than the issuance to the Initial Member.

“Offering Document” means, with respect to the Company or the Interests of the Company, the prospectus, offering memorandum, offering circular, offering statement, offering circular supplement, private placement memorandum or other offering documents related to an Offering of such Interests, in the form approved by the Managing Member and, to the extent required by applicable law, approved or qualified, as applicable, by any applicable Governmental Entity, including without limitation the U.S. Securities and Exchange Commission.

“Offering Expenses” means in respect of any Offering, the following fees, costs and expenses allocable to such Offering of any such fees, costs and expenses allocable to the Company incurred in connection with executing the Offering, consisting of underwriting, legal, accounting, escrow and compliance costs related to a specific offering.

“Officers” means any executive, president, vice president, secretary, treasurer or other officer of the Company as the Managing Member may designate (which shall, in each case, constitute managers within the meaning of the TBOC). The Officers shall also mean any member of any advisory board or board of directors of the Company. (Officers shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the TBOC in addition to the powers that now or hereafter can be granted to managers under the TBOC.)

“One Hundred Members Date” means the first day on which Interests are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code.

“Operating Expenses” means in respect of each property, the following fees, costs and expenses allocable to the Company:

(a)  any and all fees, costs and expenses incurred in connection with the management of a Property;

(b)  any fees, costs and expenses incurred in connection with preparing any reports and accounts of each property, including any blue-sky filings required in order for a property or Interests to be made available to investors in certain states and any annual audit of the accounts of the Company (if applicable) and any reports to be filed with the SEC including periodic reports.

(c)  any and all insurance premiums or expenses, including directors’ and officers’ insurance of the directors and officers of the Managing Member or a Property Manager, in connection with the any Property;

(d)  any withholding or transfer taxes imposed on the Company or any of the Members as a result of its or their earnings, investments or withdrawals;

(e)  any governmental fees imposed on the capital of the Company or incurred in connection with compliance with applicable regulatory requirements;

(f)  any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company or a Property Manager in connection with the affairs of the Company;

(g)  the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company;

(h)  any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Managing Member in connection with any offering or the operations of the Company;

(i)  the cost of the audit of the Company’s annual financial statements and the preparation of its tax returns and circulation of reports;

(j)  the cost of any audit of Company annual financial statements, the fees, costs and expenses incurred in connection with making of any tax filings on behalf of the Company and circulation of reports to Members;

(k)  any indemnification payments to be made pursuant to Section 5.4;

(l)  the fees and expenses of the Company’s counsel in connection with advice directly relating to the Company’s legal affairs;

(m)  the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member in connection with the operations of the Company; and

(n)  any similar expenses that may be determined to be Operating Expenses, as determined by the Managing Member in its reasonable discretion.

“Operating Expenses Reimbursement Obligation(s)” has the meaning ascribed in Section 6.3.

‘Outstanding” means all Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Ownership Limits” means the Interest Ownership Limit.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Property Manager” means the property manager of each Property or, its permitted successors or assigns, appointed in accordance with Section 5.9.

“Record Date” means the date established by the Managing Member for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or holder means the Person in whose name such Interests are registered on the books of the Company, or its transfer agent, as of the opening of business on a particular Business Day, as determined by the Managing Member in accordance with this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” or “Shares” of stock is the Interest of the Company as described in Section 3.2 below.

“Subsequent Offering” means any further issuance of Interests, excluding the first Offering or any Transfer.

“Substitute Member” means a Person who is admitted as a Member of the Company pursuant to Section 4.1(b) as a result of a Transfer of Interests to such Person.

“Super Majority Vote” means, the affirmative vote of the holders of Outstanding Interests representing at least seventy percent (70%) of the total votes that may be cast by all such Outstanding Interests, voting together as a single class.

“TBOC” means Title 3 Chapter 101 et. Seq., of the Texas Business Organizations Code, as amended.

“Transfer” means, with respect to an Interest, a transaction by which the Record Holder of an Interest assigns such Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

1.2   Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to paragraphs, Articles and Sections refer to paragraphs, Articles and Sections of this Agreement; (c) the term include or includes means includes, without limitation, and including means including, without limitation, (d) the words herein, hereof and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (e) or has the inclusive meaning represented by the phrase and/or, (f) unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (g) references to any Person shall include all predecessors of such Person, as well as all permitted successors, assigns, executors, heirs, legal representatives and administrators of such Person, and (h) any reference to any statute or regulation includes any implementing legislation and any rules made under that legislation, statute or statutory provision, whenever before, on, or after the date of the Agreement, as well as any amendments, restatements or modifications thereof, as well as all statutory and regulatory provisions consolidating or replacing the statute or regulation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
ORGANIZATION

2.1   Formation. The Company has been formed as a domestic limited liability company in Texas. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the TBOC.

2.2   Name. The name of the Company shall be Bran Urban Growth Fund, LLC. The business of the Company may be conducted under any other name or names, as determined by the Managing Member. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

2.3   Registered Office. Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company shall be located at 3050 Post Oak Blvd, #1350, Houston TX 77506 and the Registered Agent is Justin Guenley, Esq. The principal office of the Company shall be located at 4203 Montrose Blvd, Suite 400, Houston, TX 77006, or such other place as the Managing Member may from time to time designate by notice to the Members.

2.4   Purpose. The purpose of the Company and, unless otherwise provided shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the TBOC (b) acquire and maintain a portfolio of properties and, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

2.5   Powers. The Company and, subject to the terms of this Agreement, the Managing Member shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

2.6   Power of Attorney.

(a)   Each Member hereby constitutes and appoints the Managing Member and, if a Liquidator shall have been selected pursuant to Section 11.2, the Liquidator, and each of their authorized officers and attorneys in fact, as the case may be, with full power of substitution, as his or her true and lawful agent and attorney in fact, with full power and authority in his or her name, place and stead, to:

(i)   execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Managing Member, or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Texas and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Managing Member, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments that the Managing Member or the Liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation or termination of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal or substitution of any Member pursuant to, or in connection with other events described in, ARTICLE III or ARTICLE XI; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any Interests issued pursuant to Section 3.3; (F) all certificates, documents and other instruments that the Managing Member or Liquidator determines to be necessary or appropriate to maintain the separate rights, assets, obligations and liabilities of the Company; and (G) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

(ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Managing Member or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by any of the Members hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when any provision of this Agreement that establishes a percentage of the Members required to take any action, the Managing Member, or the Liquidator, may exercise the power of attorney made in this paragraph only after the necessary vote, consent, approval, agreement or other action of the Members, as applicable.

Nothing contained in this Section shall be construed as authorizing the Managing Member, or the Liquidator, to amend, change or modify this Agreement except in accordance with ARTICLE XII or as may be otherwise expressly provided for in this Agreement.

(b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Members Interests and shall extend to such Members heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by any officer of the Managing Member, or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member, or the Liquidator, taken in good faith under such power of attorney in accordance with this Section. Each Member shall execute and deliver to the Managing Member, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

2.7   Term. The term of the Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of Texas. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the TBOC.

2.8   Title to Properties. All Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific assets of the Company or applicable Property. Title to any Property, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company to which such asset was contributed or by which such asset was acquired, and none of the Company, any Member, Officer, individually or collectively, shall have any ownership interest in such Property or any portion thereof. Title to any or all of the Properties may be held in the name of an individual LLC or one or more nominees, as the Managing Member may determine. All Property shall be recorded by the Managing Member as the property of the applicable LLC in the books and records maintained for such property, irrespective of the name in which record title to such Property is held.

2.9   Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State and the Company has been assigned a file number of 804338928. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

ARTICLE III
MEMBERS, AND INTERESTS

3.1   Members.

(a)   Subject to paragraph (b), a Person shall be admitted as a Member and Record Holder either as a result of an Initial Offering, Subsequent Offering, a Transfer or at such other time as determined by the Managing Member, and upon (i) agreeing to be bound by the terms of this Agreement by completing, signing and delivering to the Managing Member, a completed Form of Adherence, which is then accepted by the Managing Member, (ii) the prior written consent of the Managing Member, and (iii) otherwise complying with the applicable provisions of ARTICLE III and ARTICLE IV.

(b)   The Managing Member may withhold its consent to the admission of any Person as a Member for any reason, including when it determines in its reasonable discretion that such admission could: (i) result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, (ii) cause such Persons holding to be in excess of the Aggregate Ownership Limit, (iii) in any trailing 12-month period, cause the Persons’ investment in all Interests to exceed the Individual Aggregate 12-Month Investment Limit, (iv) could adversely affect the Company or subject the Company or the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company, or subject the Company or the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject, (v) cause the Company to be required to register as an investment company under the Investment Company Act, (vi) cause the Managing Member or any of its Affiliates being required to register under the Investment Advisers Act, (vii) cause the assets of the Company to be treated as plan assets as defined in Section 3(42) of ERISA, or (viii) result in a loss of (a) partnership status by the Company for US federal income tax purposes or the termination of the Company for US federal income tax purposes or (b) corporation taxable as an association status for US federal income tax purposes. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring an Interest.

(c)   The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company. The Managing Member shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein.

(d)   Except as otherwise provided in the TBOC and subject to Sections 3.1(e), the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(e)   Except as otherwise provided in the TBOC, the debts, obligations and liabilities of any property, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such property, and not of any other property. In addition, the Members shall not be obligated personally for any such debt, obligation or liability of any property solely by reason of being a Member.

(f)   Unless otherwise provided herein, and subject to ARTICLE XI, Members may not be expelled from or removed as Members of the Company. Members shall not have any right to resign or redeem their Interests from the Company; provided that when a transferee of a Members Interests becomes a Record Holder of such Interests, such transferring Member shall cease to be a Member of the Company with respect to the Interests so transferred and that Members shall cease to be Members of the Company.

(g)   Except as may be otherwise agreed between the Company, on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. None of the Company or any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

(h)   Bran Management Holdings IV, LLC was appointed as the Managing Member of the Company with effect from the date of the formation of the Company on December 7, 2021 and shall continue as Managing Member of the Company until the earlier of (i) the dissolution of the Company pursuant to Section 11.1(a), or (ii) its removal or replacement pursuant to Section 4.3 or ARTICLE X. Unless provided otherwise in this Agreement, the Interests held by the Managing Member or any of its Affiliates shall be identical to those of a Member and will not have any additional distribution, redemption, conversion or liquidation rights by virtue of its status as the Managing Member; provided, that the Managing Member shall have the rights, duties and obligations of the Managing Member hereunder, regardless of whether the Managing Member shall hold any Interests.

3.2   Shares and Capital Contributions.

(a)               A person may become a Member by purchasing one or more shares of the Company. The Company is authorized to issue up to Seven Million, Five Hundred Thousand shares of the Company, at an initial issue price of Ten Dollars ($10.00) per share, which shall be paid to the Company as each Member’s Capital Contribution. Subsequent to the initial offering or purchase the price per share will be set by market conditions. Each share shall have no par value.

(b)               The minimum number of Interests a Member may acquire is one (1) Interest or such higher or lesser amount as the Managing Member may determine from time to time and as specified in any Company offering Materials provided or prepared by the Company or its agents. Persons acquiring Interests through an Offering shall make a Capital Contribution to the Company in an amount equal to the per interest price determined in connection with such Offering and multiplied by the number of Interests acquired by such Person in such Offering, as applicable. Persons acquiring Interests in a manner other than through an Offering or pursuant to a Transfer shall make such Capital Contribution as shall be determined by the Managing Member in its sole discretion.

(c)               Except as expressly permitted by the Managing Member, in its sole discretion (i) initial and any additional Capital Contributions to the Company, by any Member

shall be payable in currency and (ii) initial and any additional Capital Contributions shall be payable in one installment and shall be paid prior to the date of the proposed acceptance by the Managing Member of a Person’s admission as a Member to the Company (or a Members application to acquire additional Interests) (or within five business days thereafter with the Managing Members approval). No Member shall be required to make an additional capital contribution to the Company but may make an additional Capital Contribution to acquire additional interests at such Members sole discretion.

(d)               Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member holding any Interests shall have priority over any other Member either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on any Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

3.3   Ownership of Property.

(a)   Ownership of Property. Title to and beneficial interest in a Property shall be deemed to be held and owned by the Company and no Member or Members, individually or collectively, shall have any title to or beneficial interest in a specific Property or any portion thereof. Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to its interest in the Company or any Property. Any Property may be held or registered in the name of the Company or any SPE required by any property lender, in the name of a nominee or as the Managing Member may determine; provided, however, that Property shall be recorded as the assets of the Company on the Company’s books and records, irrespective of the name in which legal title to such Property is held. Any corporation, brokerage firm or transfer agent called upon to transfer any Property to or from the name of any SPE shall be entitled to rely upon instructions or assignments signed or purporting to be signed by the Managing Member or its agents without inquiry as to the authority of the person signing or purporting to sign such instruction or assignment or as to the validity of any transfer to or from the name of such SPE.

(b)   Prohibition on Issuance of Preference Interests. No Interests shall entitle any Member to any preemptive, preferential or similar rights unless such preemptive, preferential or similar rights on or prior to the date of the Initial Offering over any other Member or Member’s Interests.

3.4   Authorization to Issue Interests.

(a)   The Company may issue Interests, and options, rights and warrants relating to Interests, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of the Members. Each Interest shall have the rights and be governed by the provisions set forth in this Agreement.

(b)   Subject to Section 6.3(a)(i), the Company is authorized to issue an unlimited number of Interests subject only to the maximum number of interests allowed by the applicable Securities Laws. All Interests issued pursuant to, and in accordance with the requirements of, this ARTICLE III shall be validly issued Interests in the Company, except to the extent otherwise provided in the TBOC or this Agreement.

3.5   Voting Rights of Interests Generally. Unless otherwise provided in this Agreement: (i) each Record Holder of Interests shall be entitled to one vote per Share or Interest for all matters submitted for the consent or approval of Members generally, (ii) all Record Holders of Interests shall vote together as a single class on all matters as to which all Record Holders of Interests are entitled to vote, (iii) Record Holders of Interests shall be entitled to one vote per Interest for all matters submitted for the consent or approval of the Members and (iv) the Managing Member or any of its Affiliates shall not be entitled to vote in connection with any Interests they hold pursuant to Section 3.1(h) and no such Interests shall be deemed Outstanding for purposes of any such vote.

3.6   Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of an Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange or over-the-counter market on which such Interests are listed for trading (if ever). Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring or holding Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Interests.

3.7   Splits.

(a)               Subject to paragraph (c) of this Section and Section 3.4, and unless otherwise provided in any offering materials, the Company may make a pro rata distribution of Interests to all Record Holders, or may effect a subdivision or combination of Interests, in each case, on an equal per Interest basis and so long as, after any such event, any amounts calculated on a per Interest basis or stated as a number of Interests are proportionately adjusted.

(b)               Whenever such a distribution, subdivision or combination of Interests is declared, the Managing Member shall select a date as of which the distribution, subdivision or combination shall be effective. The Managing Member shall send notice thereof at least 10 Business Days prior to the date of such distribution, subdivision or combination to each Record Holder as of a date not less than 5 Business Days prior to the date of such distribution, subdivision or combination. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)               Subject to Section 3.4 and unless otherwise provided in any offering materials, the Company shall not issue fractional Interests upon any distribution, subdivision or combination of Interests. If a distribution, subdivision or combination of Interests would otherwise result in the issuance of fractional Interests, each fractional Interest shall be rounded to the nearest whole Interest (an Interest of 0.5 shall be rounded to the next higher Interest).

3.8   Agreements. The rights of all Members and the terms of all Interests are subject to the provisions of this Agreement.

ARTICLE IV
REGISTRATION AND TRANSFER OF INTERESTS.

4.1   Maintenance of a Register. Subject to the restrictions on Transfer and ownership limitations contained below:

(a)   The Company, or its appointee, shall keep or cause to be kept on behalf of the Company a register that will set forth the Record Holders of each of the Interests and information regarding the Transfer of each of the Interests. The Managing Member is hereby initially appointed as registrar and transfer agent of the Interests, provided that the Managing Member may appoint such third-party registrar and transfer agent as it determines appropriate in its sole discretion, for the purpose of registering Interests and Transfers of such Interests as herein provided.

(b)   Upon acceptance by the Managing Member of the Transfer of any Interests, each transferee of an Interest, (i) shall be admitted to the Company as a Substitute Member with respect to the Interests so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement by completing a Form of Adherence to the reasonable satisfaction of the Managing Member in accordance with Section 4.2(g)(ii), (iii) shall become the Record Holder of the Interests so transferred, (iv) grants powers of attorney to the Managing Member and any Liquidator of the Company and each of their authorized officers and attorneys in fact, as the case may be, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Interests and the admission of any new Member shall not constitute an amendment to this Agreement, and no amendment to this Agreement shall be required for the admission of new Members.

(c)   Nothing contained in this Agreement shall preclude the settlement of any transactions involving Interests entered into through the facilities of any National Securities Exchange or over-the-counter market on which such Interests are listed or quoted for trading, if any.

4.2   Ownership Limitations. IN GENERAL THE TRANSFER OF INTERESTS IN THE SECONDARY MARKET WILL NOT BE REVIEWED BY THE MANAGING MEMBER

UNLESS ANYSUCH TRANSFER RUNS AFOWL OF THE LIMITATIONS HEREIN, IN WHICH CASE IF ANY SUCH TRANSFER DOES VIOLATE THE TERMS HEREOF, THE PURCHASER OF SUCH INTERESTS WILL LOSE ITS RIGHTS TO VOTE SUCH SHARES UNTIL THE MANAGING MEMBER SHALL APPROVE SUCH TRANSFER.

(a)   No Transfer of any Members Interest, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Member, unless the written consent of the Managing Member has been obtained, which consent may be withheld in its sole and absolute discretion as further described in this Section 4.2. In the event of any Transfer, all of the conditions of the remainder of this Section must also be satisfied. Notwithstanding the foregoing but subject to Section 3.6, assignment of the economic benefits of ownership of Interests may be made without the Managing Members consent, provided that the assignee is not an ineligible or unsuitable investor under applicable law.

(b)   No Transfer of any Members Interests, whether voluntary or involuntary, shall be valid or effective unless the Managing Member determines, after consultation with legal counsel acting for the Company that such Transfer will not, unless waived by the Managing Member:

(i)  result in the transferee directly or indirectly exceeding the Individual Aggregate 12-Month Investment Limit or owning in excess of the Aggregate Ownership Limit;

(ii)   result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, unless such Interests have been registered under the Exchange Act or the Company is otherwise an Exchange Act reporting company;

(iii)   cause all or any portion of the assets of the Company to constitute plan assets for purposes of ERISA;

(iv)   adversely affect the Company, or subject the Company, the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company or subject the Company, the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject;

(v)   require registration of the Company or any Interests under any securities laws of the United States of America, any state thereof or any other jurisdiction; or

(vi)   violate or be inconsistent with any representation or warranty made by the transferring Member.

(c)   The transferring Member, or such Members legal representative, shall give the Managing Member prior written notice before making any voluntary Transfer and notice within thirty (30) days after any involuntary Transfer (unless such notice period is otherwise waived by the Managing Member), and shall provide sufficient information to allow legal counsel acting for the Company to make the determination that the proposed Transfer will not result in any of the consequences referred to in paragraphs (b)(i) through (b)(vi) above. If a Transfer occurs by reason of the death of a Member or assignee, the notice may be given by the duly authorized representative of the estate of the Member or assignee. The notice must be supported by proof of legal authority and valid assignment in form and substance acceptable to the Managing Member.

(d)               In the event any Transfer permitted by this Section shall result in beneficial ownership by multiple Persons of any Members’ interest in the Company, the Managing Member may require one or more trustees or nominees to be designated to represent a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferor as a Member had pursuant to the provisions of this Agreement.

(e)               A transferee shall be entitled to any future distributions attributable to the Interests transferred to such transferee and to transfer such Interests in accordance with the terms of this Agreement; provided, however, that such transferee shall not be entitled to the other rights of a Member as a result of such Transfer until he or she becomes a Substitute Member.

(f)                The Company shall incur no liability for distributions made in good faith to the transferring Member until a written instrument of Transfer has been received by the Company and recorded on its books and the effective date of Transfer has passed.

(g)               Any other provision of this Agreement to the contrary notwithstanding, any Substitute Member shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section, the Managing Member may require, in its sole discretion:

(i)   the transferring Member and each transferee to execute one or more deeds or other instruments of Transfer in a form satisfactory to the Managing Member;

(ii)   each transferee to acknowledge its assumption (in whole or, if the Transfer is in respect of part only, in the proportionate part) of the obligations of the transferring Member by executing a Form of Adherence (or any other equivalent instrument as determined by the Managing Member);

(iii)   each transferee to provide all the information required by the Managing Member to satisfy itself as to anti-money laundering, counter-terrorist financing and sanctions compliance matters; and

(iv)   payment by the transferring Member, in full, of the costs and expenses referred to in paragraph (h) below, and no Transfer shall be completed or recorded in the books of the Company, and no proposed Substitute Member shall be admitted to the

Company as a Member, unless and until each of these requirements has been satisfied or, at the sole discretion of the Managing Member, waived.

(h)   The transferring Member shall bear all costs and expenses arising in connection with any proposed Transfer, whether or not the Transfer proceeds to completion, including any legal fees incurred by the Company or any broker or dealer, any costs or expenses in connection with any opinion of counsel, and any transfer taxes and filing fees.

4.3   Transfer of Interests and Obligations of the Managing Member.

(a)   The Managing Member may Transfer all Interests acquired by the Managing Member (including all Interests acquired by the Managing Member in the Initial Offering pursuant to Section 3.1(h)) at any time and from time to time following the closing of the Initial Offering.

(b)   The Members hereby authorize the Managing Member to assign its rights, obligations and title as Managing Member to an Affiliate of the Managing Member without the prior consent of any other Person, and, in connection with such transfer, designate such Affiliate of the Managing Member as a successor Managing Member provided, that the Managing Member shall notify the applicable Members of such change in the next regular communication to such Members.

(c)   Except as set forth in Section 4.3(b) above, in the event of the resignation of the Managing Member of its rights, obligations and title as Managing Member, the Managing Member shall nominate a successor Managing Member and the vote of a majority of the Interests held by Members shall be required to elect such successor Managing Member. The Managing Member shall continue to serve as the Managing Member of the Company until such date as a successor Managing Member is elected pursuant to the terms of this Section 4.3(c).

4.4   Remedies for Breach. If the Managing Member shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of this ARTICLE IV, the Managing Member shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Interests, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event.

ARTICLE V
MANAGEMENT AND OPERATION OF THE COMPANY

5.1   Power and Authority of Managing Member. Except as explicitly set forth in this Agreement, the Managing Member, as appointed pursuant to Section 3.1(h) of this Agreement, shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, in each case without the consent of the Members, including but not limited to the following:

(a)   the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness, including entering into on behalf the Company an Operating Expenses Reimbursement Obligation, or indebtedness that is convertible into Interests, and the incurring of any other obligations;

(b)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company (including, but not limited to, the filing of periodic reports on Forms 1-K, 1-SA and 1-U with the U.S. Securities and Exchange Commission), and the making of any tax elections;

(c)   subject to the Voting Rights described in Section 3.5, the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person;

(d)  the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and the repayment of obligations of the Company and (ii) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations and the repayment of obligations;

(e)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(f)   the declaration and payment of distributions of Free Cash Flows or other assets to Members;

(g)   the election and removal of Officers of the Company;

(h)   the appointment of a Property Manager in accordance with the terms of this Agreement;

(i)   the selection, retention and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment, retention or hiring, and the payment of fees, expenses, salaries, wages and other compensation to such Persons;

(j)   the solicitation of proxies from holders of Interests issued on or after the date of this Agreement that entitles the holders thereof to vote on any matter submitted for consent or approval of Members under this Agreement;

(k)   the maintenance of insurance for the benefit of the Company and the Indemnified Persons and the reinvestment by the Managing Member in its sole discretion, of any proceeds received by the Company or any individual property from an insurance claim in a replacement Property which is substantially similar to that which comprised the Property prior to the event giving rise to such insurance payment;

(l)   the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

(m)   the placement of any Free Cash Flow funds in deposit accounts in the name of a property or of a custodian for the account of a property, or to invest those Free Cash Flow funds in any other investments for the account of such property, in each case pending the application of those Free Cash Flow funds in meeting liabilities of the property or making distributions or other payments to the Members (as the case may be);

(n)   the control of any matters affecting the rights and obligations of the Company, including the bringing, prosecuting and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation, including in respect of taxes;

(o)   the indemnification of any Person against liabilities and contingencies to the maximum extent permitted by law;

(p)   the giving of consent of or voting by the Company in respect of any securities that may be owned by the Company;

(q)   the waiver of any condition or other matter by the Company;

(r)   the entering into of listing agreements with any National Securities Exchange or over-the-counter market and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange or market;

(s)   the issuance, sale or other disposition, and the purchase or other acquisition, of Interests or options, rights or warrants relating to Interests;

(t)   the registration of any offer, issuance, sale or resale of Interests or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Interests or other securities by Members or other security holders);

(u)   the execution and delivery of agreements with Affiliates of the Company or other Persons to render services to the Company;

(v)   the adoption, amendment and repeal of the Allocation Policy;

(w)   the selection of auditors for the Company;

(x)   the selection of any transfer agent or depositor for any securities of the Company and the entry into such agreements and provision of such other information as shall be required for such transfer agent or depositor to perform its applicable functions; and

(y)   unless otherwise provided in this Agreement, the calling of a vote of the Members as to any matter to be voted on by all Members of the Company, as applicable.

The authority and functions of the Managing Member, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the TBOC in addition to the powers that now or hereafter can be granted to managers under the TBOC. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company.

5.2   Determinations by the Managing Member. In furtherance of the authority granted to the Managing Member pursuant to Section 5.1 of this Agreement, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Managing Member consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Interests:

(a)   the amount of Free Cash Flow of any property or the Company for any period and the amount of assets at any time legally available for the payment of distributions on Interests;

(b)   the amount of paid in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

(c)   any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any Shares;

(d)   the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Interests;

(e)   the number of Interests within the Company and to be offered through any offering of Interests;

(f)   any matter relating to the acquisition, holding and disposition of any assets by the Company;

(g)  each of the matters set forth in Section 5.1(a) through Section 5.1(y); or

(h)   any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

5.3   Delegation. The Managing Member may delegate to any Person or Persons any of the powers and authority vested in it hereunder and may engage such Person or Persons to provide administrative, compliance, technological and accounting services to the Company, on such terms and conditions as it may consider appropriate.

5.4   Exculpation, Indemnification, Advances and Insurance.

(a)               Subject to other applicable provisions of this ARTICLE V including Section 5.6, the Indemnified Persons shall not be liable to the Company for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, fiduciary or trustee of another Person, other than such acts or omissions that have been determined in a final, non-appealable decision of a court of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. The Indemnified Persons shall be indemnified by the Company and, to the extent Expenses and Liabilities are associated with any property, each such property, in each case, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, Expenses and Liabilities) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Texas law, an Officer of the Company, or an officer, director, member, partner, fiduciary or trustee of another Person, provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Persons fraud, willful misconduct or gross negligence. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company (including any indebtedness which the Company has assumed or taken subject to), and the Managing Member or the Officers are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this paragraph that the Company indemnify each Indemnified Person to the fullest extent permitted by law, provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Persons fraud, willful misconduct or gross negligence.

(b)   The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, including Section 5.7, are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the maximum extent permitted by law.

(c)   Any indemnification under this Section (unless ordered by a court) shall be made by each applicable property or SPE owning any property. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such Indemnified Person in connection therewith.

(d)   Any Indemnified Person may apply to any court of competent jurisdiction in the State of Texas for indemnification to the extent otherwise permissible under paragraph (a). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in paragraph (a). Neither a contrary determination in the specific case under paragraph (c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this paragraph shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(e)   To the fullest extent permitted by law, expenses (including attorney’s fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding may, at the option of the Managing Member, be paid by each applicable property or SPE owning any property in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified as authorized in this Section.

(f)   The indemnification and advancement of expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in paragraph (a) shall be made to the fullest extent permitted by law. The provisions of this Section shall not be deemed to preclude the indemnification of any person who is not specified in paragraph (a) but whom the Company has the power or obligation to indemnify under the provisions of the TBOC.

(g)   The Company, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Persons status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section.

(h)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Section.

(i)   The Company may, to the extent authorized from time to time by the Managing Member, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company.

(j)   If this Section or any portion of this Section shall be invalidated on any ground by a court of competent jurisdiction each applicable property or SPE owning property shall nevertheless indemnify each Indemnified Person as to expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(k)   Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel, accountants, and other experts, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel, accountants or other experts will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions; provided that such legal counsel, accountants, or other experts were selected with reasonable care by or on behalf of such Indemnified Person.

(l)   An Indemnified Person shall not be denied indemnification in whole or in part under this Section because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(m)   Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section, to the maximum extent permitted by law.

(n)   The Managing Member shall, in the performance of its duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Officers or employees of the Company or by any other Person as to matters the Managing Member reasonably believes are within such other Persons professional or expert competence.

(o)   Any amendment, modification or repeal of this Section or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any indemnitee under this Section as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an indemnitee hereunder prior to such amendment, modification or repeal.

5.5   Duties of Officers.

(a)   Except as set forth in Sections 5.4 and 5.6, as otherwise expressly provided in this Agreement or required by the TBOC, (i) the duties and obligations owed to the Company by the Officers shall be the same as the duties and obligations owed to a corporation organized under TBOC by its officers, and (ii) the duties and obligations owed to the Members by the Officers shall be the same as the duties and obligations owed to the stockholders of a corporation under the TBOC by its officers.

(b)  The Managing Member shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through the duly authorized Officers of the Company and the Managing Member shall not be responsible for the misconduct or negligence on the part of any such Officer duly appointed or duly authorized by the Managing Member in good faith.

5.6   Standards of Conduct and Modification of Duties of the Managing Member. Notwithstanding anything to the contrary herein or under any applicable law, the Managing Member, in exercising its rights hereunder in its capacity as the managing member of the Company, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Texas Act or under any other applicable law or in equity. The Managing Member shall not have any duty (including any fiduciary duty) to the Company, Members or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived. This Section shall not in any way reduce or otherwise limit the specific obligations of the Managing Member expressly provided in this Agreement or in any other agreement with the Company.

5.7   Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing

Member and any Officer of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company and such Person shall be entitled to deal with the Managing Member or any Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any Officer in connection with any such dealing. In no event shall any Person dealing with the Managing Member or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement were in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

5.8   Certain Conflicts of Interest. The resolution of any Conflict of Interest shall be conclusively deemed to be fair and reasonable to the Company and the Members and not a breach of any duty hereunder at law, in equity or otherwise.

5.9   Appointment of a Property Manager. The Managing Member exercises ultimate authority over the Company Properties. Pursuant to Section 5.3, the Managing Member has the right to delegate its responsibilities under this Agreement in respect of the management of any Property. The Managing Member has agreed on behalf of the Company to appoint a Property Manager to manage any Property on a discretionary basis, and to exercise, to the exclusion of the Managing Member (but under the supervision and authority of the Managing Member), all the powers, rights and discretions conferred on the Managing Member in respect of any Property and, the Managing Member, will enter into a property management agreement pursuant to which the Property Manager is formally appointed to manage the Property. The consideration payable to the Property Manager for managing the Property will be separate from any fees paid to the Company’s Managing Member pursuant to Section 6.6.

ARTICLE VI
FEES AND EXPENSES

6.1   Cost to acquire the any Property; Offering Expenses; Acquisition Expenses. The following fees, costs and expenses in connection with any Initial Offering and the sourcing and acquisition of any Property shall be borne by the Company (except in the case of an unsuccessful Offering in which case all Dead Deal Costs shall be borne by the Managing Member, and except to the extent assumed by the Managing Member in writing):

(a)   Cost to acquire any Property;

(b)   Offering Expenses (up to 2% per each Offering); and

(c)   Acquisition Expenses.

6.2   Operating Expenses; Dissolution Fees. Each property shall be responsible for its Operating Expenses, all costs and expenses incidental to the termination and winding up of such property and its share of the costs and expenses incidental to the termination and winding up of the Company as allocated to it in accordance with Section 6.4.

6.3   Excess Operating Expenses; Further Issuance of Interests; Operating Expenses Reimbursement Obligation(s).: If there are not sufficient cash reserves of, or revenues generated by, a property to meet its Operating Expenses, the Managing Member may:

(a)   issue additional Interests in accordance with Section 3.4. Members shall be notified in writing at least 10 Business Days in advance of any proposal by the Managing Member to issue additional Interests pursuant to this Section; and/or

(b)   pay such excess Operating Expenses and not seek reimbursement; and/or

(c)   enter into an agreement pursuant to which the Managing Member loans to the Company an amount equal to the remaining excess Operating Expenses (the Operating Expenses Reimbursement Obligation(s)). The Managing Member, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Code)) on any Operating Expenses Reimbursement Obligation. The Operating Expenses Reimbursement Obligation(s) shall become repayable when cash becomes available for such purpose in accordance with ARTICLE VII.

6.4   Allocation of Expenses. Any Brokerage Fee, Offering Expenses, Acquisition Expenses, and Operating Expenses shall be allocated by the Managing Member in accordance with the Allocation Policy.

6.5   Overhead of the Managing Member. The Managing Member shall pay and the Members shall not bear the cost of: (i) all of the ordinary overhead and administrative expenses of the Managing Member including, without limitation, all costs and expenses on account of rent, utilities, insurance, office supplies, office equipment, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, travel, entertainment, salaries and bonuses, but excluding any Operating Expenses, (ii) any Dead Deal Costs, and (iii) such other amounts in respect of any property as it shall agree in writing or as is explicitly set forth in any Offering Document.

6.6   Fees Payable to the Managing Member or its Affiliates. The Managing Member or its Affiliates shall be entitled to receive the fees set forth in this Section 6.6. The Managing Member or its Affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Managing Member determines. The Managing Member is entitled to charge the following fees, and if appropriate the Managing Member may distribute such fees to persons or entities which, in the sole discretion of the Managing Member, as rendered services as appropriate:

(a)               Acquisition Fee. For each property acquired the Managing Member may charge a fee equal to 1% of the nominal purchase price for such property. This is chargeable only for transactions which are closed.

(b)               Due Diligence Fee. For each property acquired the Managing Member may charge a fee equal to $250.000 per unit price for such property. This is chargeable only for transactions which are closed.

(c)               Underwriting Fee. For each property acquired the Managing Member may charge a fee equal to $250.000 per unit price for such property. This is chargeable only for transactions which are closed.

(d)               Liability and Risk Fee. For each property acquired the Managing Member may charge a fee equal to 1% of the nominal acquisition debt for such property. This is chargeable only for transactions which are closed, and chargeable only for transactions which require a personal guaranty on debt carveouts (or other similar personal guaranty).

(e)               Asset Management Fee. The Managing Member shall be entitled to an annual Asset Management Fee of 2% of the net asset value (which is defined as the aggregate value of all assets of the Company minus debt associated with such assets) which shall be paid quarterly. This Asset Management Fee will not be earned or paid during the first two quarters after the Offering is initiated. After any preferred returns the Asset Manager is entitled to additional Asset Management Fees calculated pursuant Section 7.2 (b) below.

ARTICLE VII
DISTRIBUTIONS

7.1   General. Subject to the applicable provisions of the TBOC and except as otherwise provided herein, the Managing Member may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash to the Members. Subject to the terms of any Interest and of Article XI, distributions shall be paid to the Record Holders of Interests on an equal per-Interest basis as of the Record Date selected by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate applicable law.

7.2   Amount of Distribution.

(a)               The Company will distribute an annual dividend of eight percent (8.0%) per annum on the price of the initial Interests. For the first eighteen months of operations, this dividend will be five percent (5.0%) on an annual basis. In the event that cash is not available for distributions or the Managing Member determines in its sole discretion not to declare a dividend, then such dividend will accrue at eight percent (8.0%) on a per annum basis, subject to the accrual rate of five percent (5.0%) during the first eighteen months of operations.

(b)               Any cash in excess of the dividends described in Section 7.2 above will be distributed fifty percent (50%) to the holders of Interests as a supplemental dividend and fifth percent (50%) to the Managing Member as an additional asset management fee.

7.3   Timing of Distributions.

(a)   Subject to the applicable provisions of applicable law and except as otherwise provided herein, the Managing Member shall pay distributions to the Members pursuant to Section 7.1, at such times as the Managing Member shall reasonably determine, and pursuant to Section 7.2,on a semiannual basis; provided that, the Managing Member shall not be obliged to make any distribution pursuant to this Section (i) unless there are sufficient amounts available for such distribution or (ii) which, in the reasonable opinion of the Managing Member, would or might leave the Company with insufficient funds to meet any future contemplated obligations or contingencies including to meet any Operating Expenses and outstanding Operating Expenses Reimbursement Obligations (and the Managing Member is hereby authorized to retain any amounts within the Company to create a reserve to meet any such obligations or contingencies), or which otherwise may result in the Company having unreasonably small capital for the Company to continue its business as a going concern. Subject to the terms of any offering materials, distributions shall be paid to the holders of the Interests on an equal per Interest basis as of the Record Date selected by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest if such distribution would violate applicable law.

(b)   Notwithstanding Section 7.2 and Section 7.3(a), in the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, ARTICLE XI.

(c)   Each distribution in respect of any Interests shall be paid by the Company, directly or through any other Person or agent, only to the Record Holder of such Interests as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

7.4   Distributions in kind. Distributions in kind of the entire or part of a Property to Members are prohibited.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1   Records and Accounting.

(a)   The Managing Member shall keep or cause to be kept at the principal office of the Company or such other place as determined by the Managing Member appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement or applicable law. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept in such electronic form as may be determined by the Managing Member; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement.

(b)   Each Member shall have the right, upon reasonable demand for any purpose reasonably related to the Members Interest as a member of the Company (as reasonably determined by the Managing Member) to such information pertaining to the Company in which such Member has an Interest, provided, that prior to such Member having the ability to access such information, the Managing Member shall be permitted to require such Member to enter into a confidentiality agreement in form and substance reasonably acceptable to the Managing Member.

(c)   Except as otherwise set forth in the applicable offering materials, within 120 calendar days after the end of the fiscal year and 90 calendar days after the end of the semi-annual reporting date, the Managing Member shall use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform:

(i)   a financial statement prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement; and

(ii)   confirmation of the number of Interests outstanding as of the end of the most recent fiscal year; provided, that notwithstanding the foregoing, if the Company is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including without limitations periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with this Section 8.1(c) and no further or earlier financial reports shall be required to be provided to the Members.

8.2   Fiscal Year. Unless otherwise provided, the fiscal year for tax and financial reporting purposes of the Company shall be a calendar year ending December 31 unless otherwise required by the Code.

ARTICLE IX
TAX MATTERS

The Managing Member shall be the Tax Matters responsible person and shall have all obligations of a tax matters partner under applicable law.

ARTICLE X
REMOVAL OF THE MANAGING MEMBER

10.1   Term & Removal. The Managing Member will serve as the Managing Member for an indefinite term, but that the Managing Member may be removed as indicated below:

Members of the Company acting by way of a Super Majority Vote may elect to remove the Managing Member at any time if the Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company and which has a material adverse effect on the Company. The Managing Member shall call a meeting of all of the Members of the Company within 30 calendar days of such final non-appealable judgment of a court of competent jurisdiction, at which the Members may (i) by Super Majority Vote, remove the Managing Member of the Company in accordance with this Article X and (ii) if the Managing Member is so removed, by a plurality, appoint a replacement Managing Member or approve the liquidation and dissolution and termination of the Company in accordance with Article XI. If the Managing Member fails to call a meeting as required by this Article X, then any Members shall have the ability to demand a list of all Record Holders of the Company pursuant to Section 8.1(b) and to call a meeting at which such a vote shall be taken. In the event of its removal, the Managing Member shall be entitled to receive all amounts that have accrued and are then currently due and payable to it pursuant to this Agreement but shall forfeit its right to any future distributions. If the Managing Member and the Property Manager shall be the same Person or controlled Affiliates, then the Managing Member’s appointment as Property Manager shall concurrently automatically terminate. Prior to its admission as a Managing Member, any replacement Managing Member shall acquire the Interests held by the departing Managing Member, if any, for fair market value and in cash immediately payable on the Transfer of such Interests and appoint a replacement Property Manager on the same terms and conditions set forth herein and in the property management agreement. For the avoidance of doubt, if the Managing Member is removed as Managing Member of the Company it shall also cease to be Managing Member of any SPEs.

10.2  Assignment of Rights. The Managing Member may assign its rights under this Agreement in its entirety or delegate certain of its duties under the Operating Agreement to any of its affiliates without the approval of the Members so long as the Managing Member remains liable for any such affiliate’s performance.

10.3  Withdrawal as Managing Member. The Managing Member may withdraw as the Managing Member if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.

10.4  Replacement Managing Member. In the event of the removal of the Managing Member, the Managing Member will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. The Managing Member will determine whether any succeeding Managing Member possesses sufficient qualifications to perform the management function. Other than accrued fees payable to the Managing Member, no additional compensation will be paid to the Managing Member in the event of the removal of the Managing Member.

10.5        Economic Interest Remains. If the Managing Member is removed as the Managing Member by a Super Majority Vote of the Members, then in such case, the Managing Member’s role as managing member shall cease and the new Managing Member will assume the powers of the Managing Member under this Agreement. Notwithstanding the foregoing, the Managing Member who is removed will still retain its economic interest in full as if no removal had taken place, and any such removal will be only for the operational (and voting) rights of the managing member.

ARTICLE XI
DISSOLUTION, TERMINATION AND LIQUIDATION

11.1   Dissolution and Termination.

(a)   The Company shall not be dissolved by the admission of Substitute Members or Additional Members or the withdrawal of a transferring Member following a Transfer. The Company shall dissolve, and its affairs shall be wound up, upon:

(i)   an election to dissolve the Company by the Managing Member;

(ii)   the sale, exchange or other disposition of all or substantially all of the assets and properties and the subsequent election to dissolve the Company by the Managing Member;

(iii)   the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the TBOC;

(iv)   at any time that there are no Members of the Company, unless the business of the Company is continued in accordance with the TBOC; or

(v)   a vote by the Members to dissolve the Company following the for-cause removal of the Managing Member in accordance with ARTICLE X.

(b)   Any SPE of the Company which may exist will be dissolved and terminated as in subparagraph (a) above.

11.2   Liquidator. Upon dissolution of the Company or termination of any SPE, the Managing Member shall select one or more Persons (which may be the Managing Member) to act as Liquidator.

In the case of a dissolution of the Company, (i) the Liquidator shall be entitled to receive compensation for its services as Liquidator; (ii) the Liquidator shall agree not to resign at any time without 15 days prior notice to the Managing Member and may be removed at any time by the Managing Member; (iii) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days be appointed by the Managing Member. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this ARTICLE XI, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein. In the case of a termination of a SPE, other than in connection with a dissolution of the Company, the Managing Member shall act as Liquidator.

11.3   Liquidation of a SPE. In connection with the liquidation of a SPE, whether as a result of the dissolution of the Company or the termination of such SPE, the Liquidator shall proceed to dispose of the assets of such SPE, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator and the following:

(a)   Subject to Section 11.3(c), the assets may be disposed of by public or private sale on such terms as the Liquidator may determine. The Liquidator may defer liquidation for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members associated with such SPE.

(b)   Liabilities of each SPE include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 11.2) as well as any outstanding Operating Expenses Reimbursement Obligations and any other amounts owed to Members associated with such SPE otherwise than in respect of their distribution rights under ARTICLE VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of Free Cash Flows or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

11.4   Cancellation of Certificate of Formation. In the case of a dissolution of the Company, upon the completion of the distribution of all Free Cash Flows and property in connection the termination of all SPEs (other than the reservation of amounts for payments in respect of the satisfaction of liabilities of the Company), the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Texas shall be canceled and such other actions as may be necessary to terminate the Company shall be taken by the Liquidator or the Managing Member, as applicable.

11.5   Return of Contributions. None of any Member, the Managing Member or any Officer of the Company or any of their respective Affiliates, officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof.

11.6   Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company.

ARTICLE XII
AMENDMENT OF AGREEMENT

12.1   General. Except as provided in Section 12.2, the Managing Member may amend any of the terms of this Agreement as it determines in its sole discretion and without the consent of any of the Members. Without limiting the foregoing, the Managing Member, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)   a change that the Managing Member determines to be necessary or appropriate in connection with any action taken or to be taken by the Managing Member pursuant to the authority granted in ARTICLE V hereof;

(b)   a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(c)   the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(d)   a change that the Managing Member determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will continue to be taxed as an entity for U.S. federal income tax purposes;

(e)   a change that the Managing Member determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute:

(f)   a change that the Managing Member determines to be necessary, desirable or appropriate to facilitate the trading of the Interests (including, without limitation, the division of any class or classes of Outstanding Interests into different classes to facilitate uniformity of tax consequences within such classes) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange or over-the-counter market on which Interests are or will be listed for trading, compliance with any of which the Managing Member deems to be in the best interests of the Company and the Members;

(g)   a change that is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(h)   a change in the fiscal year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate;

(i)   an amendment that the Managing Member determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Managing Member, any Officers or any trustees or agents of the Company from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act, or plan asset regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(j)   an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization, establishment, creation or issuance of any class of Interests pursuant to Section 3.4 and the admission of Additional Members;

(k)   any other amendment other than an amendment expressly requiring consent of the Members as set forth in Section 12.2; and

(l)   any other amendments substantially similar to the foregoing.

12.2   Certain Amendment Requirements. Notwithstanding the provisions of Section 12.1,

(a)   no amendment to this Agreement shall be made without the consent of the Members holding of a majority of all of the Outstanding Interests, that:

(i)   decreases the percentage of Outstanding Interests required to take any action hereunder;

(ii)   materially adversely affects the rights of all of the Members;

(iii)   modifies Section 11.1(a) or gives any Person the right to dissolve the Company; or

(iv)   modifies the term of the Company.

(b)   no amendment to this Agreement shall be made without the consent of the Members holding of a majority of the Outstanding Interests, that affects the rights of any Member or the Company in any SPE.

12.3   Amendment Approval Process. If the Managing Member desires to amend any provision of this Agreement other than as permitted by Section 12.1, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then call a meeting of the Members entitled to vote in respect thereof for the consideration of such amendment. Amendments to this Agreement may be proposed only by or with the consent of the Managing Member. Such meeting shall be called and held upon notice in accordance with ARTICLE XIII of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Managing Member shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment affecting all of the Members shall be effective upon its approval by the affirmative vote of the holders of not less than a majority of the Interests then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Texas law. A proposed amendment materially adversely affecting all of the Members shall be effective upon its approval by the affirmative vote of the holders of not less than a majority of the Interests then Outstanding, unless a greater percentage is required under this Agreement or by Texas law. The Company shall deliver to each Member prompt notice of the adoption of every amendment made to this Agreement or pursuant to this ARTICLE XII.

ARTICLE XIII
MEMBER MEETINGS

13.1   Meetings. The Company shall have an annual meeting no later than June 1 of each calendar year, and the Company shall give at least 30 days’ notice of such meeting. Such meeting may be made by telephone or by video. The Company may, upon statutory notice hold an in-person meeting at its sole discretion. The non-receipt by any Member of a notice convening a meeting shall not invalidate the proceedings at that meeting.

13.2   Quorum. No business shall be transacted at any meeting unless a quorum of Members is present at the time when the meeting proceeds to business; in respect of meetings of the Company, Members holding 50% of Interests, present in person or by proxy shall be a quorum. In the event a meeting is not quorate, the Managing Member may adjourn or cancel the meeting, as it determines in its sole discretion.

13.3   Chairman. Any designee of the Managing Member shall preside as chairman of any meeting of the Company.

13.4   Voting Rights. Subject to the provisions of any class of Interests then Outstanding, the Members shall be entitled to vote only on those matters provided for under the terms of this Agreement.

13.5   Extraordinary Actions. Except as specifically provided in this Agreement, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Interests entitled to cast a majority of all the votes entitled to be cast on the matter.

13.6   Managing Member Approval. Other than as provided for in ARTICLE X, the submission of any action of the Company to Members for their consideration shall first be approved by the Managing Member.

13.7   Action By Members without a Meeting. Any notice may provide that any action required or permitted to be taken by the holders of the Interests may be taken without a meeting by the written consent of such holders or Members entitled to cast a sufficient number of votes to approve the matter as required by statute or this Agreement, as the case may be.

13.8   Managing Member. Unless otherwise expressly provided in this Agreement, the Managing Member or any of its Affiliates who hold any Interests shall not be entitled to vote in its capacity as holder of such Interests on matters submitted to the Members for approval, and no such Interests shall be deemed Outstanding for purposes of any such vote.

ARTICLE XIV
CONFIDENTIALITY

14.1   Confidentiality Obligations. All information contained in the accounts and reports prepared in accordance with ARTICLE VIII and any other information disclosed to a Member under or in connection with this Agreement is confidential and non-public and each Member undertakes to treat that information as confidential information and to hold that information in confidence. No Member shall, and each Member shall ensure that every person connected with or associated with that Member shall not, disclose to any person or use to the detriment of the Company, any Member or any Property any confidential information which may have come to its knowledge concerning the affairs of the Company, any Member, any Property or any potential Property, and each Member shall use any such confidential information exclusively for the purposes of monitoring and evaluating its investment in the Company. This Section 14.1 is subject to Section 14.2 and Section 14.3.

14.2   Exempted information. The obligations set out in Section 14.1 shall not apply to any information which:

(a)   is public knowledge and readily publicly accessible as of the date of such disclosure;

(b)   becomes public knowledge and readily publicly accessible, other than as a result of a breach of this ARTICLE XIV; or

(c)   has been publicly filed with the U.S. Securities and Exchange Commission.

14.3   Permitted Disclosures. The restrictions on disclosing confidential information set out in Section 14.1 shall not apply to the disclosure of confidential information by a Member:

(a)   to any person, with the prior written consent of the Managing Member (which may be given or withheld in the Managing Members sole discretion);

(b)   if required by law, rule or regulation applicable to the Member (including without limitation disclosure of the tax treatment or consequences thereof), or by any Governmental Entity having jurisdiction over the Member, or if requested by any Governmental Entity having jurisdiction over the Member, but in each case only if the Member (unless restricted by any relevant law or Governmental Entity): (i) provides the Managing Member with reasonable advance notice of any such required disclosure; (ii) consults with the Managing Member prior to making any disclosure, including in respect of the reasons for and content of the required disclosure; and (iii) takes all reasonable steps permitted by law that are requested by the Managing Member to prevent the disclosure of confidential information (including (a) using reasonable endeavors to oppose and prevent the requested disclosure and (b) returning to the Managing Member any confidential information held by the Member or any person to whom the Member has disclosed that confidential information in accordance with this Section); or

(c)   to its trustees, officers, directors, employees, legal advisers, accountants, investment managers, investment advisers and other professional consultants who would customarily have access to such information in the normal course of performing their duties, but subject to the condition that each such person is bound either by professional duties of confidentiality or by an obligation of confidentiality in respect of the use and dissemination of the information no less onerous than this ARTICLE XIV.

ARTICLE XV
GENERAL PROVISIONS

15.1   Addresses and Notices.

(a)   Any notice to be served in connection with this Agreement shall be served in writing (which, for the avoidance of doubt, shall include e-mail) and any notice or other correspondence under or in connection with this Agreement shall be delivered to the relevant party at the address given in this Agreement (or, in the case of a Member, in its Form of Adherence) or to such other address as may be notified in writing for the purposes of this Agreement to the party serving the document and that appears in the books and records of the Company. The Company intends to make transmissions by electronic means to ensure prompt receipt and may also publish notices or reports on a secure electronic application to which all Members have access and any such publication shall constitute a valid method of serving notices under this Agreement.

(b)   Any notice or correspondence shall be deemed to have been served as follows:

(i)   in the case of hand delivery, on the date of delivery if delivered before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following delivery;

(ii)   in the case of service by U.S. registered mail, on the third Business Day after the day on which it was posted;

(iii)   in the case of email (subject to oral or electronic confirmation of receipt of the email in its entirety), on the date of transmission if transmitted before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following transmission; and

(iv)   in the case of notices published on an electronic application, on the date of publication if published before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following publication.

(c)   In proving service (other than service by e-mail), it shall be sufficient to prove that the notice or correspondence was properly addressed and left at or posted by registered mail to the place to which it was so addressed.

(d)   Any notice to the Company shall be deemed given if received by any member of the Managing Member at the principal office of the Company designated pursuant to Section 2.3. The Managing Member and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

15.2   Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.4   Integration. This Agreement, together with the applicable Form of Adherence constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5   Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

15.6   Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

15.7   Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto (which signature may be provided electronically) or, in the case of a Person acquiring an Interest, upon acceptance of its Form of Adherence.

15.8   Applicable Law and Jurisdiction.

(a)   This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Texas. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of the State of Texas. The rights and liabilities of the Members in the Company as between them shall be determined pursuant to the Texas Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would otherwise be under the Texas Act in the absence of any such provision, or even if this Agreement is inconsistent with the Texas Act, this Agreement shall control, except to the extent the Texas Act prohibits any particular provision of the Texas Act to be waived or modified by the Members, in which event any contrary provisions hereof shall be valid to the maximum extent permitted under the Texas Act.

(b)   To the fullest extent permitted by applicable law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby shall be brought in a court of competent jurisdiction in Harris County Texas and each Member hereby consents to the exclusive jurisdiction thereof (and of the appropriate appellate courts therefrom) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  To the fullest extent permitted by applicable law, each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby or thereby to the extent otherwise explicitly provided herein. The provisions of this Section 15.8(b) shall not be applicable to an action, suit or proceeding to the extent it pertains to a matter as to which the claims are exclusively vested in the jurisdiction of a court or forum other than a court of competent jurisdiction in Harris County Texas.

(c)   Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court. Without limiting the foregoing, each party agrees that service of process on such party by written notice pursuant to Section 11.1 will be deemed effective service of process on such party.

(d)   TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EVERY PARTY TO THIS AGREEMENT AND ANY OTHER PERSON WHO BECOMES A MEMBER OR HAS RIGHTS AS AN ASSIGNEE OF ANY PORTION OF ANY MEMBERS MEMBERSHIP INTEREST HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AS TO ANY MATTER UNDER THIS AGREEMENT OR IN ANY OTHER WAY RELATING TO THE COMPANY OR THE RELATIONS UNDER THIS AGREEMENT OR OTHERWISE AS TO THE COMPANY AS BETWEEN OR AMONG ANY SAID PERSONS. CLAIMS UNDER THE FEDERAL SECURITIES LAWS SHALL NOT BE SUBJECT TO THIS JURY TRIAL WAIVER PROVISION.

(e)   Notwithstanding anything contrary in this Section 15.8, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions in this Agreement will not apply to suits brought to enforce any duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal and state courts have concurrent or exclusive jurisdiction, as the case may be, and Interest Holders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

15.9   Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.10   Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

PLEASE SEE THE SUBSCRIPTION DOCUMENT FOR THE SIGNATURE PAGE TO THIS AGREEMENT.